Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made effective as of April 1, 2004 (the “Effective Date”) between Axtive Corporation, a Delaware corporation formerly known as Edge Technology Group, Inc. (the “Company”), and Graham C. Beachum II, an individual (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated effective as of January 2, 2001 (the “Employment Agreement”); and

WHEREAS, the Company and Executive now desire to modify certain provisions of the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Salary. Section 4(a) of the Employment Agreement is hereby amended as of the Effective Date to read in its entirety as follows:

(a) Salary. During the Employment Term, the Company shall pay Executive a monthly base salary (the “Base Salary”) (as defined below) during the Employment Term. The Base Salary shall be payable in accordance with the then applicable payroll procedures of the Company and shall be subject to applicable withholding for taxes.

As used herein, “Base Salary” shall mean $13,750 per month.

2. Incentive Compensation. Section 4(b) of the Employment Agreement is hereby amended as of the Effective Date to read in its entirety as follows:

(b) Incentive Cash Compensation. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible for discretionary bonuses payable by the Company on such terms and conditions, and subject to such standards, as shall be determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”). Without limiting the ability of the Compensation Committee of the Board to award discretionary bonuses, with respect to the Company’s 2004 fiscal year, Executive shall be entitled to a performance bonus, as determined in the discretion of the Board’s Compensation Committee, based upon the Company’s achievement of one or more significant objectives in 2004, including, without limitation, those objectives set forth on Annex 1.

3. Stock Options. Section 4(c) of the Employment Agreement is hereby amended as of the Effective Date by adding the following subsection (iii):

(iii) Executive in 2003 was granted nonqualified stock options to purchase 604,500 shares of the Company’s common stock pursuant to the Company’s

2002 Stock Incentive Plan at an exercise price per share of $1.00 (after giving effect to the Company’s 1-for-10 reverse stock split in December 2003). Executive shall be eligible for additional grants of stock options during the Employment Term as may be determined by the Board’s Compensation Committee in its sole discretion.

4. Medical and Dental Health and Other Benefits. Section 4(d) of the Employment Agreement is hereby amended as of the Effective Date to read in its entirety as follows:

(d) Medical and Dental Health and Other Benefits. During the Employment Term, Executive shall be entitled to medical and dental health and other benefits in accordance with the current procedures of the Company with respect to its executive-level employees, provided, that the Company shall continue to pay the costs of Executive’s personal medical insurance policy on a basis commensurate with current practice, including increases in the premiums therefor as notified to the Company by the carrier providing the personal medical insurance coverage, but in no event to exceed a total of $1,000 per month.

5. Vacation. Section 4(e) of the Employment Agreement is hereby amended as of the Effective Date to read in its entirety as follows:

(e) Vacation. During the Employment Term, Executive shall be entitled to up to four weeks of vacation annually in accordance with the current procedures of the Company with respect to its executive-level employees; provided, however, that Executive shall not be entitled (i) to carry over more than five accrued, but unused vacation days into the following calendar year, which must be used within the first six months of such following calendar year or (ii) to any payment for accrued, but unused vacation time.

6. Notice. Section 11 of the Employment Agreement is hereby amended as of the Effective Date to read in its entirety as follows:

11. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to Executive:

Graham C. Beachum II

25 Highland Park Village, Suite 190

Dallas, Texas 75205

If to the Company:

Axtive Corporation

5001 LBJ Freeway, Suite 275

Dallas, Texas 75244

Attention: President

And with a copy (which shall constitute notice to:

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201-4761

Attention: Randall G. Ray

7. Effect of Amendment. Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect. Any reference in the Employment Agreement to the “Agreement” shall refer to the Employment Agreement as amended by this Amendment. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Employment Agreement. In the event of any conflict or inconsistency between the terms of this Amendment and terms of the Employment Agreement, the provisions of this Amendment shall control.

8. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Amendment as of the date first written above.

AXTIVE CORPORATION

By:	G.C. BEACHUM III
G. C. Beachum III
Executive Vice President and General Manager

EXECUTIVE

GRAHAM C. BEACHUM II
GRAHAM C. BEACHUM II

ANNEX 1

2004 Performance Bonus

Graham C. Beachum II:

Objectives

The Company achieves projected EBITDA of $992,000 for its fiscal year ending December 31, 2004, based on projections attached as Appendix 2 to the minutes of the meeting of the Board on February 18, 2004.

The Company obtains significant acquisition financing.

The Company completes a significant equity financing.

The Company completes a significant acquisition or other event.